Exhibit 5.1 and 23.2

Chachas Law Group P.C. Attorneys at Law 2445 Fifth Avenue, Suite 440 San Diego, California 92101	Telephone: (619) 239-2900 Facsimile: (619) 239-2990

June 5, 2012

Omnitek Engineering Corp.
1945 S. Rancho Sante Fe Rd.
San Marcos, CA 92078
United States of America

Ladies and Gentlemen:

We are acting as counsel to Omnitek engineering Corp.  (the “Company”) in connection with the filing by the Company on the date hereof of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the resale by the selling stockholders identified in the Registration Statement, of 5,582,559 shares of common stock, including (1) up to 2,602,246 shares of common stock issued at a price of $2.12 per share (the “Purchased Shares”), (2) up to 2,602,246 shares of common stock issuable upon exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $3.88 per share, that were issued in pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) in connection with the private placement closed on April 9, 2012, and (3) up to 78,067 shares of common stock issuable upon exercise of placement agent’s warrants (the “Placement Agent Warrants”) in pursuant to an engagement agreement (the “Engagement Agreement”) dated December 14, 2011 (Investor Warrants and Placement Agent Warrants, collectively as the “Warrants”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented, and represented as such, to us by the Company: (i) the Company’s Amended & Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors of the Company pertaining to the issuance of the Shares; (iv) the Registration Statement; and (v) the Warrants.  In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements and certificates of officers of the Company and of public officials. We have assumed the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion is limited to the laws of the State of California.

Based upon, subject to and limited by the foregoing and the other qualifications and provisions set forth herein, it is our opinion as of this date that (i) the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable, and (ii) when issued and delivered against payment therefor upon the due exercise of the Warrants in accordance with the provisions thereof, such Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion letter as exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
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Chachas Law Group P.C.